Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:40 PM 05/07/2013
FILED 04:40 PM 05/07/2013
SRV 130538638 - 2859370 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

LKQ CORPORATION

LKQ Corporation (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is LKQ Corporation.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is one billion (1,000,000,000) shares of common stock, par value $.01 per share.

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 7th day of May, 2013.

/s/ VICTOR M. CASINI
Victor M. Casini, Senior Vice President and General Counsel

Delaware Certificate of Amendment After Payment of Capital 1/96 - 1